As filed with the Securities Exchange Commission on March 13, 2025

Registration Statement No. 333-152928

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-152928

UNDER

THE SECURITIES ACT OF 1933

FIRST FINANCIAL NORTHWEST, INC.

(Exact name of registrant as specified in its charter)

Washington	26-0610707
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

201 Wells Avenue South

Renton, Washington 98057

(426) 255-4400

(Address of principal executive officers and zip code)

First Financial Northwest, Inc. 2008 Equity Incentive Plan

(Full title of the plan)

Joseph W. Kiley III

President and Chief Executive Officer

First Financial Northwest, Inc.

201 Wells Avenue South

Renton, Washington 98057

(425) 255-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:

Kevin E. Strachan, Esq.

Fenimore Kay Harrison LLP

191 Peachtree Street NE

Suite 849

Atlanta, Georgia 30303

(770) 282-5111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration on Form S-8 (the “Registration Statement”), File No. 333-152928, filed with the Securities and Exchange Commission on August 11, 2008, of First Financial Northwest, Inc., a Washington corporation (the “Registrant”), pertaining to the registration of shares of Registrant’s common stock, $0.01 par value, issuable pursuant to the First Financial Northwest, Inc. 2008 Equity Incentive Plan.

The Registrant is party to the Purchase and Assumption Agreement, dated as of January 10, 2024, by and among the Registrant, First Financial Northwest Bank, a Washington chartered commercial bank and wholly-owned subsidiary of the Registrant (the “Bank”), and Global Federal Credit Union, a federally chartered credit union (“Global”), pursuant to which Global will acquire substantially all of the assets and assume substantially all of the liabilities of the Bank (the “Acquisition”). Following the Acquisition, the Registrant and the Bank will settle their remaining obligations, distribute their remaining cash to the Registrant’s shareholders and dissolve.

In anticipation of the closing of the Acquisition, the offering of the securities pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 removes from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Renton, State of Washington, on the 13th day of March, 2025.

FIRST FINANCIAL NORTHWEST, inc.

By:	/s/ Richard P. Jacobson
Richard P. Jacobson
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.